SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2016

THE FEMALE HEALTH COMPANY

(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

515 North State Street Suite 2225 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2016, The Female Health Company (“FHC”), Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FHC (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of FHC (“APP Merger Sub”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“APP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, upon the terms and subject to the satisfaction or waiver of the conditions therein, FHC will be reincorporated in Delaware through the merger of FHC with and into FHC Delaware Sub (the “Reincorporation Merger”) with FHC Delaware Sub continuing as the surviving corporation (“FHC Delaware”) and immediately after the Reincorporation Merger APP will become a wholly-owned subsidiary of FHC Delaware through the merger of APP Merger Sub with and into APP (the “APP Merger” and together with the Reincorporation Merger, the “Mergers”) with APP continuing as the surviving corporation.

Under the terms of the Merger Agreement, pursuant to the Reincorporation Merger, each share of common stock of FHC will be converted into the right to receive one share of common stock of FHC Delaware (the “FHC Delaware Common Stock”), and pursuant to the APP Merger the shares of APP common stock and preferred stock in the aggregate will be converted into the right to receive such number of shares of FHC Delaware Common Stock that will equal 45% of the total number of outstanding shares of FHC Delaware Common Stock on a fully-diluted basis following such issuance. As a result, immediately following the Mergers, FHC shareholders will hold approximately 55% of the outstanding shares of FHC Delaware Common stock and APP shareholders will hold approximately 45% of the outstanding shares of FHC Delaware Common Stock.

Each of APP’s Chairman of the Board, Harry Fisch, M.D., and APP’s Chief Executive Officer, Mitchell Steiner, M.D., who are APP’s two largest stockholders and who collectively beneficially own approximately 85% of the outstanding stock of APP on a fully-diluted basis, has entered into a Lock-Up Agreement (the “Lock-Up Agreements”) with FHC which generally prohibits each such holder from transferring 75% of the shares of FHC Delaware Common Stock the holder is entitled to receive in the APP Merger for a period of 18 months following the closing of the Mergers. A form of the Lock-Up Agreement is attached as an exhibit to the Merger Agreement, which is filed as Exhibit 2.1 to this report.

The board of directors of each of FHC and APP, as well as the stockholders of APP, have approved the transaction. Closing of the Mergers is subject to approval by the holders of at least two-thirds of the outstanding shares of common stock of FHC, as well as a number of other customary closing conditions. Each member of FHC’s board of directors who holds any shares of FHC common stock has executed and delivered a Support Agreement, a form of which is included as an exhibit to the Merger Agreement, pursuant to which, among other things, each such director has agreed, subject to the terms of such Support Agreement, to vote all shares of FHC common stock owned by such director in favor of the Mergers.

FHC and APP have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that each of FHC and APP will conduct its respective business in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Mergers. In addition, during such period, APP may not solicit or initiate discussions with third parties regarding proposals to acquire APP and FHC may not solicit or initiate discussions with third parties regarding proposals to acquire FHC. FHC may respond to unsolicited proposals to acquire FHC, subject to certain restrictions on its ability to respond to such proposals as provided in Merger Agreement. FHC’s board of directors is permitted to change its recommendation that its stockholders vote in favor of the Mergers in response to an unsolicited proposal from a third party to acquire FHC that constitutes a superior proposal, subject to certain limitations set forth in the Merger Agreement.

The Merger Agreement contains termination rights for both FHC and APP, including the right by FHC to terminate the Merger Agreement prior to obtaining the required approval of the Mergers by the FHC stockholders if FHC’s board of directors determines that a proposal from a third party to acquire FHC constitutes a superior proposal and concurrent with such termination FHC enters into a definitive acquisition agreement providing for such superior proposal. In addition, the Merger Agreement provides that, if FHC or APP terminate the Merger Agreement under specified circumstances, FHC will be obligated to pay APP a termination fee of $2,500,000. The Merger Agreement also provides that if APP or FHC terminates the Merger Agreement due to FHC’s failure to obtain the required approval of its stockholders, FHC will be obligated to reimburse APP for 70% of APP’s reasonable, direct out-of-pocket expenses incurred in connection with the Merger Agreement through the effective date of such termination and 100% of certain other expenses incurred by APP.

The shares of FHC Delaware Common Stock that will be subject to the Lock-Up Agreements will be held in escrow for a period of one-year after the closing of the Mergers as the sole remedy for APP’s indemnification obligations set forth in the Merger Agreement pursuant to the terms of an Escrow Agreement, the form of which is attached as an exhibit to the Merger Agreement. Seventy-five percent of the shares held in escrow are eligible for release from escrow six months after the closing of the Merger, although any shares released from escrow will remain subject to the Lock-Up Agreements until the end of their term.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated herein by reference in its entirety. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about FHC or APP. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations, warranties and covenants may have been made for the purposes of allocating risk between FHC and APP instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of FHC, APP or any of their respective subsidiaries or affiliates.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in FHC’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 related to the issuance of FHC Delaware Common Stock to the APP stockholders is hereby incorporated by reference under this Item 3.02. The shares of FHC Delaware Common Stock to be issued to the APP stockholders in connection with the Merger Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. In connection with the Merger Agreement, FHC Company Delaware will also enter into a Registration Rights Agreement with the former stockholders of APP receiving shares of FHC Delaware Common Stock in connection with the APP Merger pursuant to which such stockholders will be granted certain demand registration rights and piggyback registration rights to participate in subsequent registered offerings of FHC Delaware Common Stock, subject to the terms and conditions of the Lock-Up Agreements. A form of the Registration Rights Agreement is attached as an exhibit to the Merger Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Steiner Employment Agreement

On April 5, 2016, concurrently with the execution of the Merger Agreement, FHC entered into an Employment Agreement (the “Steiner Employment Agreement”) with Mitchell S. Steiner, M.D., the current Chief Executive Officer of APP who will serve as President and Chief Executive Officer of FHC Delaware after the completion of the Mergers. The Steiner Employment Agreement begins upon the completion of the Mergers when such Employment Agreement will be assumed by FHC Delaware following the Reincorporation Merger, and if the Merger Agreement terminates for any reason before the Mergers become effective, the Steiner Employment Agreement will terminate.

The Steiner Employment Agreement has a three year term, unless earlier terminated in accordance with its terms and subject to automatic, successive one-year renewal terms, unless either party provides the other with prior written non-renewal notice. Dr. Steiner’s base annual salary will be $375,000, and Dr. Steiner will also be eligible for (1) an annual discretionary bonus and (2) participation in FHC Delaware’s equity incentive plan then in effect. Dr. Steiner will also be entitled to certain other fringe benefits commensurate with his positions.

Under the Steiner Employment Agreement, in the event Dr. Steiner’s employment is terminated by FHC Delaware without cause, by Dr. Steiner with good reason or if FHC Delaware elects not to renew the Steiner Employment Agreement on any applicable renewal date, Dr. Steiner will be entitled to (1) continuation of his then effective base salary for 12 months after the date of termination of employment and (2) continuation of medical and dental insurance benefits for such period.

The Steiner Employment Agreement contains customary noncompetition, nonsolicitation and nondisclosure covenants on the part of Dr. Steiner.

The foregoing description of the Steiner Employment Agreement does not purport to be complete and is qualified by reference to the Steiner Employment Agreements, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Greco and Tayler Employment Agreements

On April 5, 2016, concurrently with the execution of the Merger Agreement, FHC entered into an employment agreement with each of Michele Greco, the current Executive Vice President and Chief Financial Officer of FHC (the “Greco Employment Agreement”), and Martin Tayler, the current Executive Vice President of Global Operations of FHC (the “Tayler Employment Agreement” and together with the Greco Employment Agreement, the “Current Officer Employment Agreements”). The Current Officer Employment Agreements begin upon the completion of the Mergers when such Employment Agreements will be assumed by FHC Delaware following the Reincorporation Merger, and if the Merger Agreement terminates for any reason before the Mergers become effective, the Current Officer Employment Agreements will terminate. The Current Officer Employment Agreements will supersede and replace in their entirety each such executive officer’s existing Change of Control Agreement with FHC, which was entered into on November 9, 2012, in the case of Michele Greco, and on September 15, 2014, in the case of Martin Tayler (the “Change of Control Agreements”). If the Merger Agreement is terminated for any reason before the Mergers become effective, the Change of Control Agreements will be in effect from and after the date of such termination of the Merger Agreement.

Pursuant to the Current Officer Employment Agreements, Ms. Greco will serve in a senior financial or accounting position which will include responsibility for the accounting and financial reporting relating to FHC’s historical female condom business and Mr. Tayler will serve in a senior operations position which will include responsibility for management of operations relating to FHC’s historical female condom business. Each Current Officer Employment Agreement has a three year term, unless earlier terminated in accordance with the applicable Employment Agreement and subject to automatic, successive one-year renewal terms, unless either party provides the other with prior written non-renewal notice. Base annual salaries will be $217,435.59 for Ms. Greco and £109,407.24 for Mr. Tayler. Each of Ms. Greco and Mr. Tayler will also be eligible for (1) an annual discretionary bonus and (2) participation in FHC Delaware’s equity incentive plan then in effect. Each of Ms. Greco and Mr. Tayler will also be entitled to certain other fringe benefits commensurate with their respective positions.

Under the Current Officer Employment Agreements, in the event the executive’s employment is terminated by FHC Delaware without cause or by the executive for good reason, the executive will be entitled to (1) continuation of the executive’s then effective annual base salary for the greater of 12 months after the date of termination of employment or the period remaining on the initial three-year employment term, (2) a lump sum payment amount equal to $141,300, in the case of Ms. Greco, and £95,159.10, in the case of Mr. Tayler, (3) continued medical and dental insurance benefits for such period and (4) outplacement services.

The Greco Employment Agreement provides that if any of the payments to Ms. Greco would be subject to an excise tax under Section 4999 of the Internal Revenue Code relating to change of control benefits, then the payments due will be reduced by an amount sufficient for FHC Delaware to make the payments without being subject to such excise tax. Mr. Tayler, as a resident of the U.K., is not subject to a similar excise tax.

The foregoing description of the Current Officer Employment Agreements does not purport to be complete and is qualified by reference to the Current Officer Employment Agreements, copies of which are filed as Exhibit 10.2 and Exhibit 10.3 to this report and are incorporated herein by reference.

Forward-Looking Statements

This report and the attached Exhibits contain forward-looking statements, including those regarding the proposed merger transaction between FHC and APP and the integration of our two businesses. These statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure approval by a two-thirds vote of FHC’s shareholders; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; risks related to the development of APP’s product portfolio, including regulatory approvals and time and cost to bring to market; risks relating to the ability of the combined company to obtain sufficient financing on acceptable terms when needed to fund development and company operations; the risk that, even if it is completed, we may not realize the expected benefits from the transaction; and other risks described in FHC’s filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended September 30, 2015 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015. These documents are available on the “SEC Filings” section of our website at http://fhcinvestor.com. All forward-looking statements are based on information available to us as of the date hereof, and FHC does not assume any obligation and does not intend to update any forward-looking statements, except as required by law.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit 2.1 – Agreement and Plan of Merger, dated April 5, 2016, by and among The Female Health Company, Badger Acquisition Sub, Inc., Blue Hen Acquisition, Inc. and Aspen Park Pharmaceuticals, Inc.

Exhibit 10.1 – Employment Agreement, dated April 5, 2016, by and between Mitchell S. Steiner, M.D. and The Female Health Company.

Exhibit 10.2 – Employment Agreement, dated April 5, 2016, by and between Michele Greco and The Female Health Company.

Exhibit 10.3 – Employment Agreement, dated April 5, 2016, by and between Martin Tayler and The Female Health Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY

Date: April 6, 2016

	BY	/s/ Michele Greco
Michele Greco, Executive Vice President and Chief Financial Officer